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                                                                      Exhibit 99

               Susquehanna Media Co. - 2001 Fourth Quarter Results

February 22, 2002

York, PA - Susquehanna Media Co. (Media) reported $80.5 million in consolidated revenues for the fourth quarter ended December 31, 2001. Revenues decreased $7.2 million or 8% compared to fourth quarter 2000. Quarterly operating income of $14.8 million represented an $8.8 million or 37% decrease from fourth quarter 2000. Quarterly Adjusted EBITDA of $28.2 million was $7.0 million or 20% lower than the fourth quarter of 2000.

For the year ended December 31, 2001, consolidated revenues were $313.4 million, a decrease of $7.2 million or 2% compared to 2000. Operating income for the year was $48.8 million, a $31.8 million or 39% decrease compared to 2000. Adjusted EBITDA of $98.7 million represented a decrease of $23.0 million or 19% from last year.

Operating income and Adjusted EBITDA for the year were negatively impacted by a $4.2 million charge in 2001, compared to a similar charge of $3.1 million in 2000, due to a change in the valuation basis of the Cable Performance Share Plan. (See a separate discussion of the "Cable Performance Share Plan.")

An investment loss of $1.0 million was recognized in September 2001 due to management's judgement that an investment in RadioWave had been permanently impaired. This investment loss was shown as other expense and not included in operating income or Adjusted EBITDA.

Radio
-----

Susquehanna Radio's (Radio) fourth quarter revenues of $50.1 million represent an $11.0 million or 18% decrease compared to fourth quarter 2000. Revenue decreases were concentrated in Radio's San Francisco properties. Revenues from the San Francisco properties for fourth quarter 2001 were $12.5 million, compared to $18.8 million for fourth quarter 2000. Radio operating income for the fourth quarter was $12.6 million; a $6.7 million or 35% decrease from 2000. Fourth quarter broadcast cash flow of $20.2 million was $7.2 million or 26% below the same quarter 2000. Adjusted EBITDA for the fourth quarter was $17.9 million, a $6.2 million or 26% decrease compared to the same quarter 2000.

Revenues for the year ended December 31, 2001 were $198.0 million, a decline of $22.9 million or 10% compared to 2000. Revenues for the year were affected by the same factors as the fourth quarter. Radio operating income was $42.4 million, a decrease of $25.2 million or 37% compared to 2000. Broadcast cash flow of $71.5 million for 2001 was $23.4 million or 25% lower than 2000. Adjusted EBITDA for the full year was $61.3 million, a decrease of $22.0 million or 26% compared to 2000.

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Results on a same stations basis exclude the Kansas City radio properties acquired in July 2000, WHMA-FM in Anniston, Alabama (which was moved to Atlanta and relaunched as WWWQ-FM in January 2001) and Paragon Research. On a same stations basis, fourth quarter revenues were $44.4 million, a decline of $10.9 million or 20% from the same quarter 2000. Same stations operating income was $14.4 million, a $5.6 million or 28% decrease from fourth quarter 2000. Quarterly broadcast cash flow on a same stations basis was $20.6 million, which was $6.4 million or 24% lower than 2000. Same stations Adjusted EBITDA was $18.3 million a $5.7 million or 24% decrease from fourth quarter 2000.

On a same stations basis, revenues for the year ended December 31, 2001 were $181.6 million, a decrease of $27.5 million or 13% compared to 2000. Same stations operating income was $52.0 million, a decline of $17.4 million or 25% compared to 2000. Broadcast cash flow on a same stations basis was $75.7 million, which was $18.5 million or 20% lower than 2000. Adjusted EBITDA for same stations was $66.0 million, a decrease of $17.4 million or 21% from last year.

Cable
-----

Susquehanna Cable's (Cable) fourth quarter revenues totaled $27.8 million, a $3.5 million or 14% increase over the same quarter 2000. Revenue growth came primarily from basic service rate increases, and to a lesser extent, from increased penetration of digital cable and cable modem services. The bankruptcy of Excite@Home and the discontinuation of their service required Cable to transition cable modem customers in York and Williamsport, Pennsylvania to an in-house Internet platform. While there was little impact to existing cable modem customers, Media believes that the disruption may have slowed its growth. For the period September through November 2001, Media added approximately 3,300 net new cable modem customers, however only 500 net new cable modem customers were added in December 2001. Operating income was $4.1 million for the fourth quarter, an increase of $0.4 million or 11% over the same quarter 2000. Fourth quarter Adjusted EBITDA was $11.4 million, an increase of $1.0 million or 10% from the same quarter 2000. Average monthly revenue per basic subscriber increased from $40.99 to $45.28, an increase of 10% over December 2000.

Revenues for the year ended December 31, 2001 were $104.8 million, an increase of $11.7 million or 13% from 2000. Operating income was $11.8 million, a decrease of $0.7 million or 6% compared to 2000. Adjusted EBITDA was $40.1 million, an increase of $3.4 million or 9% from 2000. Operating income and Adjusted EBITDA were reduced by the Cable Performance Share Plan charge of $2.6 million in 2001 and $1.9 million in 2000. This charge more than offset increased operating income from revenues growth.




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A $3.3 million loss on disposal of cable plant that was rebuilt was recognized in the fourth quarter 2001 compared to a similar loss of $2.6 million in the fourth quarter 2000. For the year, this loss totaled $4.2 million, compared to $3.9 million loss in 2000. These losses have been classified as non-operating and are not included in operating income or Adjusted EBITDA. We expect that the loss on disposal of plant rebuilt in 2002 to total less than $1.0 million.

On August 31, 2001, Media purchased the assets of River Valley Cable for $8.0 million cash. Existing credit facilities were used to finance the acquisition. The cable system serves 3,800 basic customers and is contiguous to the Williamsport, PA cable system. The Company plans to eliminate the headend and upgrade the cable plant in 2002. Existing credit facilities and cash flow from operations are expected to fund these capital expenditures.

On January 15, 2002, Media entered into an agreement to purchase certain assets of Fairbanks Communications, Inc. for $26.5 million cash. The assets comprise a single cable system that serves 11,000 basic customers in the Lawrenceburg, Indiana area. We anticipate using existing credit facilities to finance the acquisition. The closing is expected during first quarter 2002.

Other
-----

Susquehanna Data's (Data) fourth quarter revenues totaled $2.7 million, which was a $0.4 million or a 17% increase over the same quarter 2000. The web design division Susquehanna Technologies, which was acquired in October 2000, accounted for $0.2 million of increased revenues. Data's quarterly operating loss was $0.7 million, a $0.4 million improvement from fourth quarter 2000's operating loss of $1.1 million. Data's quarterly Adjusted EBITDA deficit was $0.3 million compared to a $0.8 Adjusted EBITDA deficit for the same quarter 2000. Quarterly operating loss and Adjusted EBITDA deficit for the web design division were $0.8 million and $0.6 million, respectively.

Data's revenues for the year ended December 31, 2001 totaled $10.6 million, an increase of $4.0 million or 61% over 2000. The web design division's revenues were $3.9 million. Data's operating loss for the year was $3.7 million, $1.9 million greater than the operating loss of $1.8 million recognized in 2000. Operating loss for the web design division was $4.1 million for the year. Data's 2001 Adjusted EBITDA deficit was $2.5 million compared to a $1.1 Adjusted EBITDA deficit for 2000. Adjusted EBITDA deficit for the web design division was $3.4 million for 2001.

The Other segment's operating loss and Adjusted EBITDA deficit included a charge related to the Cable Performance Share Plan of $1.6 million in 2001 and $1.2 million in 2000. The 2001 charge was incurred in the second quarter. The 2000 charge was incurred in the third quarter.

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On July 18, 2001, Media loaned Susquehanna Pfaltzgraff Co. $14.6 million at 6.5%
to fund the purchase of additional ESOP shares. Media's existing credit facilities were utilized to fund this loan. As of December 31, 2001, loans outstanding with Susquehanna Pfaltzgraff Co. total $118.2 million with an average interest rate of 6.1%.

Cable Performance Share Plan
----------------------------

On April 1, 2001, the second of a three-step change in the valuation basis of the performance share plan occurred. As noted in Form 10-K for the year ended December 31, 2000, the valuation basis changes will be completed on April 1, 2002. Year to date 2001 operating income and Adjusted EBITDA include a $4.2 million second quarter charge for this valuation basis change ($2.6 million and $1.6 million were allocated to the Cable and Other segments, respectively). A similar charge was recognized in third quarter 2000, totaling $3.1 million ($1.9 million and $1.2 million were allocated to the Cable and Other segments, respectively). Based on the ESOP independent valuation as of December 31, 2001, we expect that the final step in the valuation basis change will result in a second quarter 2002 charge of $4.0 million against operating income and Adjusted EBITDA.

Radio Employee Stock Plan
-------------------------

On April 1, 2001, the second in a three-step change occurred in the valuation basis for the Radio Employee Stock Plan. Although no expense or charge against operating income or Adjusted EBITDA was recognized in 2001, minority interests increased $23.7 million due to the valuation basis change. Minority interests increased $18.9 million in third quarter 2000 due to the first valuation basis change. The last step in the change of valuation basis will occur April 1, 2002, based on the ESOP independent valuation as of December 31, 2001.

General
-------

The financial information disclosed herein and in the attached unaudited selected financial information is preliminary and may differ from the financial statements.

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

Attached for your review is a schedule of unaudited selected financial information for the three months and years ended December 31, 2001 and 2000.

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Conference Call
---------------

A conference call is scheduled to review Susquehanna Media Co.'s 2001 fourth quarter and year-end results on Tuesday, February 26, 2002 at 11:00 am EST. To participate in this conference call, please dial (800) 386-5530. The participant code is 870627.

                                  * * * * * * *

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, Media's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media's markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, Media's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media's business, nonrenewal of cable franchises, decreases in Media's customers advertising and entertainment expenditures and other factors over which Media may have little or no control.

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                     Susquehanna Media Co. and Subsidiaries
                     --------------------------------------
                         Selected Financial Information
               (dollars in thousands, except Cable Operating Data)

                                                                  Three Months Ended              Year Ended
                                                                      December 31                December 31
                                                                  2001         2000          2001            2000
                                                                --------     --------    ------------    ------------
Income Statement Data:
    Revenues:
        Radio ...............................................   $ 50,068     $ 61,108    $    198,039    $    220,886
        Cable ...............................................     27,754       24,317         104,758          93,113
        Data ................................................      2,680        2,271          10,632           6,590
                                                                --------     --------    ------------    ------------
            Total ...........................................     80,502       87,696         313,429         320,589
    Operating income (1) ....................................     14,806       23,585          48,788          80,585

Other Data:
    Radio broadcast cash flow (2) ...........................   $ 20,220     $ 27,436    $     71,493    $     94,861
    Cable cash flow (3) .....................................     12,183       11,978          45,934          41,287
    Adjusted EBITDA (1) (4)
        Radio ...............................................     17,922       24,057          61,324          83,332
        Cable ...............................................     11,415       10,449          40,082          36,664
        Data and other ......................................     (1,185)         732          (2,728)          1,663
                                                                --------     --------    ------------    ------------
        Total ...............................................     28,152       35,238          98,678         121,659
    ESOP expense ............................................      2,383        2,230           9,083           8,128
    Performance share plan revaluation (1)  .................          -            -           4,172           3,080
    Interest expense, net ...................................      8,241       10,817          37,887          37,524
    Interest income from loans to Parent (5) ................      1,853        1,683           6,895           6,697
    Depreciation and amortization ...........................     10,671        9,731          39,563          33,133
    Capital expenditures ....................................      6,955       10,700          29,145          36,458
    Total Long-term debt ....................................                                 495,106         500,662

Cable Operating Data:
    Homes passed ............................................                                 266,591         254,268
    Basic subscribers .......................................                                 194,890         192,129
    Internal growth of subscribers (6) ......................                                    -0.7%            1.1%
    Basic penetration (7) ...................................                                    73.1%           75.6%
    Digital terminals (8) ...................................                                  32,075          19,846
    Digital terminal penetration (9) ........................                                    16.5%           10.3%
    Cable modems (10) .......................................                                  15,539           8,397
    Cable modem penetration (11) ............................                                     8.0%            4.9%
    Premium units (12) ......................................                                  71,627          79,522
    Premium penetration (13) ................................                                    36.8%           41.4%
    Average monthly revenue per basic
        subscriber (14) .....................................                            $      45.28    $      40.99
    Cable capital expenditures ..............................                            $ 22,007,000    $ 30,359,000

(1) Annual 2001 operating income and Adjusted EBITDA were decreased by a $4.2 million revaluation of a subsidiary's performance share plan. Approximately $2.6 million and $1.6 million have been allocated to the Cable and the Other segments, respectively. In July 2000, operating income and Adjusted EBITDA were decreased by a similar charge of $3.1 million with $1.9 million and $1.2 million allocated to Cable and the Other segments, respectively.
(2) Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
(3) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
(4) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
(5)  Interest income on loans by Media to its Parent to fund the ESOP.
(6) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7) Basic penetration represents basic subscribers as a percentage of homes passed.
(8) Digital terminals represents the aggregate number of digital terminals that are billed for service.
(9) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(10) Cable modems represents the aggregrate number of cable modems that are billed for service.
(11) Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.
(13) Premium penetration represents premium units as a percentage of basic subscribers.
(14) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements.